EXHIBIT 21.1


                                  Exhibit 21.1



                  SUBSIDIARIES OF QUEST MINERALS & MINING CORP.

Quest Minerals & Mining Ltd.

                  Subsidiaries of Quest Minerals & Mining Ltd.

Quest Energy, Ltd.



                        Subsidiaries of Quest Energy Ltd.

E-Z Mining Co., Inc.

Gwenco, Inc.

Quest Marine Terminal, Ltd.

Taylor Mining, Inc.